Exhibit 10.2

March 2, 2005

Robin Kaminsky

15 Lewis Avenue

Dobbs Ferry, NY 10522

Dear Robin:

This letter confirms the terms of your employment by Activision Publishing, Inc. (“Employer”), on the terms and conditions set forth below.

1.                                      Term

(a)                                  The initial term of your employment under this agreement shall commence on May 1, 2005 and expire on May 31, 2007 unless earlier terminated as provided below (the “initial term”).

(b)                                 In the event that Employer decides not to extend your term of employment beyond the expiration of this agreement, Employer will provide you written notice at least one hundred and twenty (120) days prior to the expiration of the initial term.

2.                                      Salary

(a)                                  In full consideration for all rights and services provided by you under this agreement, you shall receive an annual base salary of $350,000.

(b)                                 Base salary payments shall be made in accordance with Employer’s then prevailing payroll policy. The base salary referred to in Paragraph 2(a) shall constitute your minimum base salary during the applicable period. On an annual basis, your base salary shall be reviewed to determine if an increase above the minimum is appropriate. Your base salary may be increased above the minimum at any time if Employer’s Board of Directors (or the Compensation Committee of such Board of Directors), in its sole and absolute discretion, elects to do so. In the event of an increase in your base salary beyond the applicable minimum base salary for a particular period, such increased base salary shall then constitute your minimum base salary for each subsequent year under this agreement.

(c)                                  Employer shall not be required to actually use your services during the term of this agreement. You will not be permitted or authorized to act on behalf of Employer if Employer is not utilizing your services unless specifically authorized in writing to the contrary by Employer. If Employer chooses not to use your services, Employer will continue to pay your base salary, health benefits, 401(k) contributions, and relocation support set forth in provision 6. of this agreement. If Employer chooses not to use your services, payment of your base salary and relocation support (as referenced in Paragraph 6), as well as your health benefits, and 401(k) contributions, during the term of your employment under this agreement will discharge Employer’s obligations to you hereunder. Furthermore, if Employer chooses not to use your services your rights under provision 2(f) of this Agreement shall remain intact. Your obligations to Employer under this agreement generally, and specifically with regard to Paragraph 9, shall continue throughout the term of this agreement. Moreover, you have an obligation to abide by the terms of the Employee Proprietary Information Agreement executed by you.

(d)                                 In addition to your base salary, you may be eligible to receive an annual discretionary bonus targeted at sixty percent (60%) of your annual base salary (pro-rated for the amount of time that you actually perform services for Employer during a particular fiscal year). The amount of this bonus, if any, is within the sole and absolute discretion of the Employer’s Board of Directors (or the Compensation Committee of the Board of Directors). Certain of the criteria that will be considered to evaluate your eligibility for a bonus is your achievement of specific objectives and/or your contribution to the success of the corporate goals and objectives. Employer’s overall financial performance will also be considered in determining whether any bonus is awarded and, if so, the amount. Discretionary bonuses, if granted, are generally paid to employees in May. You must remain continuously employed by Employer through the date on which the discretionary bonus is paid to be eligible to receive a bonus. Employer retains the right to modify, at any time, any and all of the criteria used to determine whether Employee is eligible for a bonus and, if so, the amount of any such bonus.

(e)                                  As an additional incentive to the commencement of your employment with Employer under this agreement, you will receive a sign-on bonus equal to $250,000 payable by wire transfer within thirty (30) business days of your execution of this Agreement. If, within the first year of employment, you are terminated “for cause” (as defined in Paragraph 10(a)) or if you voluntarily terminate your employment for a reason other than those defined in Paragraph 10 (b) then you will be required to repay this sign-on bonus.

(f)                                    You also are being granted, under the Activision Inc. (“company”) existing or modified Board-approved stock option plan, a non-qualified stock option (“NQSO”) to purchase 200,000 shares of the company’s common stock. The option to purchase 200,000 shares referred to above will vest ratably over five years, with one fifth of the amount granted vesting at the end of each year, and with the first year commencing May 1, 2005. In addition, the portions of this option grant scheduled to vest ratably on the fourth and fifth annual anniversary will be subject to certain performance based acceleration criteria set forth in more detail in the related stock option certificate. The option will have an exercise price that will be the market low of such common stock on the date that it is issued, and will be governed in all other respects by the company’s stock option plan in effect at the time of the grant.

(g)                                 You shall be eligible for such additional stock option grants commensurate with your position with Employer as the Board of Directors (or Compensation Committee of the Board of Directors), in its sole discretion, may award to you from time to time in connection with any extensions of this agreement’s contract term.

3.                                      Title

You are being employed under this agreement in the position of Senior Vice President, Global Brand Management.

4.                                      Duties

You shall personally and diligently perform, on a full-time and exclusive basis, such services as Employer or any of its related or affiliated entities or divisions may reasonably require. You are also required to read, review and observe all of Employer’s existing policies, procedures, rules and regulations as well as those adopted by Employer during the term of your employment. You will at all times perform all of the duties and obligations required by you under this agreement in a loyal and conscientious manner and to the best of your ability and experience.

5.                                      Expenses

To the extent you incur necessary and reasonable business expenses in the course of your employment, you shall be reimbursed for such expenses, subject to Employer’s then current policies regarding reimbursement of such business expenses.

6.                                      Relocation Support

(a)                                  Employer shall reimburse you for the customary and reasonable expenses actually incurred by you in connection with your relocation from New York to Los Angeles to include but not limited to (i) the moving of your personal and household goods to the Los Angeles area and for storage of household goods if necessary for a period of up to six (6) months, (ii) the one-time, non-recurring closing costs associated with both the sale of your home in New York, and the purchase of a new home in the Los Angeles area including up to two (2) points of origination or discount fees, (iii) the travel and expenses associated with up to two (2) house hunting trips for you and your spouse, and (iv) for customary reasonable corporate temporary living expenses (e.g. accommodations of at least three bedrooms, and other customary reasonable displacement expenses, for you and your family for up to six (6) months pending your actual settlement in the Los Angeles area) provided that you provide Employer with documentation which adequately evidences such expenses. Employer will provide tax assistance (gross-up) for those relocation related benefits that are treated as taxable.

(b)                                 Employer will provide $108,000 mortgage assistance (grossed-up), payable three thousand dollars ($3,000) a month for thirty-six (36) months provided you remain an Employee of Employer for the duration of this period. This provision and its obligations shall survive the expiration of the Term of this Agreement during the period that you remain an employee.

7.                                       Other Benefits

(a)                                  You shall be entitled to those benefits, which are standard for persons in similar positions with Employer, including coverage under Employer’s health, life insurance and disability plans, and eligibility to participate in Employer’s 401(k) and Employee Stock Purchase Plans. Nothing paid to you under any such plans and arrangements (nor any bonus or stock options which Employer’s Board of Directors (or the Compensation Committee of such Board of Directors), in its sole and absolute discretion, shall provide to you)) shall be deemed in lieu, or paid on account, of your base salary. You expressly agree and acknowledge that after the expiration or early termination of the term of your employment under this agreement, you are entitled to no additional benefits, except as specifically provided under the benefit plans referred to above and those benefit plans in which you subsequently may become a participant, and subject in each case to the terms and conditions of each such plan. Notwithstanding anything to the contrary set forth above, you shall be entitled to receive those benefits provided by COBRA upon the expiration or earlier termination of this agreement.

(b)                                 Employer will reimburse you for the cost of electing COBRA benefits for the period that they are required to provide benefits coverage for you and your family prior to the commencement of Activision benefits.

8.                                      Vacation and Paid Holidays

(a)                                  You will be entitled to paid vacation days (days other than paid holidays) in accordance with the normal vacation policies of Employer in effect from time to time, provided that in no event shall you be entitled to less than twenty (20) paid vacation per year.

(b)                                 You shall be entitled to all paid holidays given by Employer to its full-time employees.

9.                                      Protection of Employer’s Interests

(a)                                  Duty of Loyalty. During the term of your employment, you will not compete in any manner, whether directly or indirectly, as a principal, employee, agent or owner, with Employer, or any affiliate of Employer, except that the foregoing will not prevent you from holding at any time less than five percent (5%) of the outstanding capital stock of any company whose stock is publicly traded.

(b)                                 Property of Employer. All rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by you during the term of your employment or resulting from your services which (i) relate in any manner at the time of conception or reduction to practice to the actual or demonstrably anticipated business of Employer, (ii) result from or are suggested by any task assigned to you or any work performed by you on behalf of Employer, or (iii) are based on any property owned or idea conceived by Employer, shall be deemed to be a work made for hire and shall be the sole and exclusive property of Employer. You agree to execute, acknowledge and deliver to Employer, at Employer’s request, such further documents, including copyright and patent assignments, as Employer finds appropriate to evidence Employer’s rights in such property.

(c)                                  Confidentiality. Any confidential and/or proprietary information of Employer or any affiliate of Employer shall not be used by you or disclosed or made available by you to any person except as required in the course of your employment, and upon expiration or earlier termination of the term of your employment, you shall return to Employer all such information which exists in written or other physical form (and all copies thereof) under your control. Without limiting the generality of the foregoing, you acknowledge signing and delivering to Employer the Activision Employee Proprietary Information Agreement and you agree that all terms and conditions contained in such agreement, and all of your obligations and commitments provided for in such agreement, shall be deemed, and hereby are, incorporated into this agreement as if set forth in full herein. The provisions of this paragraph shall survive the expiration or earlier termination of this agreement.

(d)                                 Covenant Not to Solicit. After the expiration of the term of this agreement or earlier termination of your employment pursuant to Paragraphs 10(a) or (b) of this agreement for any reason whatsoever, you shall not, either alone or jointly, with or on behalf of others, directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during a period of one (1) year following such expiration or termination, offer employment to, or directly or indirectly solicit the employment or engagement of, or otherwise entice away from the employment of Employer or any affiliated entity, either for your own account or for any other person firm or company, any person who was employed by Employer or any such affiliated entity during the term of your employment, whether or not such person would commit any breach of his or her contract of employment by reason of his or her leaving the service of Employer or any affiliated entity.

10.                               Termination

(a)                                  Employer. At any time during the term of this agreement, Employer may terminate your employment under this agreement for your (i) gross misconduct, (ii) gross negligence in performance of job responsibilities, or (iii) conviction of a felony.. Furthermore, prior to any such termination Employer will notify you of the basis for such and give you a reasonable opportunity to present facts which contradict the findings of Employer.

(b)                                 Employee. You may terminate your employment under this agreement (and, thereby, forfeit your right to receive any compensation or benefits under this agreement) (i) upon any relocation of the place at which you primarily are performing your services to Employer to a location which is outside Los Angeles County, or (ii) if Employer elects to not actually use your services and continues to pay your base salary pursuant to Paragraph 2(c) above for a period of one hundred twenty (120) consecutive days. Employer agrees not to relocate your services outside of Los Angeles County without your prior written consent unless the majority of employees at the Santa Monica, California, location are concurrently relocated to the same new location. In the event of such relocation you will receive relocation support on a basis no less favorable than provided to you in this agreement.

(c)                                  Death or Disability. In the event of your death during the term of this agreement, this agreement shall terminate and Employer only shall be obligated to pay your estate or legal representative the salary provided for above to the extent earned by your prior to your death. In the event you are unable to perform the services required of you under this agreement as a result of any disability, and such disability continues for a period of 120 or more consecutive days or an aggregate of 120 or more days during any 12-month period during the term of this agreement, then Employer shall have the right, at its option, to terminate your employment under this agreement. Unless and until so terminated, during any period of disability during which you are unable to perform the services required of you under this agreement, your base salary shall be payable to the extent of, and subject to, Employer’s policies and practices then in effect with regard to sick leave and disability benefits.

(d)                                 Termination of Obligations. In the event of the termination of your employment under this agreement pursuant to Paragraph 10(a) or (b), all obligations of Employer to you under this agreement shall immediately terminate (other than vested obligations e.g. stock options; and obligations required by law e.g. COBRA).

11.                               Use of Employee’s Name

Employer shall have the right, but not the obligation, to use your name or likeness for any Employer related publicity or advertising purpose.

12.                               Assignment

Employer may assign this agreement or all or any part of its rights under this agreement to any entity which succeeds to all or substantially all of Employer’s assets (whether by merger, acquisition, consolidation, reorganization or otherwise) or which Employer may own substantially, and this agreement shall inure to the benefit of such assignee.

13.                               No Conflict with Prior Agreements

You represent to Employer that neither your commencement of employment under this agreement nor the performance of your duties under this agreement conflicts or will conflict with any contractual commitment on your part to any third party, nor does it or will it violate or interfere with any rights of any third party.

14.                               Representations and Warranties

Employee represents and warrants that she has provided Employer with complete and accurate information regarding her skills and experience. Employee further represents and warrants that she has the skills and abilities to perform the job responsibilities for which she is being hired (see paragraphs 3 and 4, above) based on her skills and experience. Based on Employee’s representations regarding her skills and abilities, Employer has agreed to hire and compensate Employee pursuant to the terms of this agreement.

15.                               General Provisions

(a)                                  Entire Agreement. This agreement supersedes all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of your employment with Employer, and no amendment or modification of this agreement shall be binding unless it is set forth in a writing signed by both Employer and Employee. To the extent that this agreement conflicts with any of Employer’s policies, procedures, rules or regulations, this agreement shall supersede the other policies, procedures, rules or regulations.

(b)                                 No Broker. You have given no indication, representation or commitment of any nature to any broker, finder, agent or other third party to the effect that any fees or commissions of any nature are, or under any circumstances might be, payable by Employer or any affiliate of Employer in connection with your employment under this agreement. For purposes of clarification, the foregoing shall not apply to any party broker, finder, agent or recruiter engaged directly by Employer

(c)                                  Waiver. No waiver by either party of any breach by the other party of any provision or condition of this agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

(d)                                 Prevailing Law. Nothing contained in this agreement shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

(e)                                  Expiration. This agreement does not constitute a commitment of Employer with regard to your employment, express or implied, other than to the extent expressly provided for herein. Upon expiration of the term of this agreement, it is the contemplation of both parties that your employment with Employer shall cease, and that neither Employer nor you shall have any obligation to the other with respect to your continued employment. In the event that your employment continues for a period of time following the term unless and until agreed to in a new subscribed written document, such continuation of your employment shall be “at will,” and may be terminated without obligation at any time by either party giving no less than thirty (30) days prior written notice to the other. In the event your employment continues “at will” you shall continue to receive your annual base salary in accordance with Employer’s then prevailing payroll policy as well as all other benefits given by Employer to employees of your status.

(f)                                    Choice of Law. This agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles.

(g)                                 Immigration. In accordance with the Immigration Reform and Control Act of 1986, employment under this agreement is conditioned upon satisfactory proof of your identity and legal ability to work in the United States.

(h)                                 Venue and Jurisdiction. The parties agree that all actions or proceedings initiated by either party hereto arising directly or indirectly out of this agreement shall be litigated in federal or state court in Los Angeles, California. The parties hereto expressly submit and consent in advance to such jurisdiction and agree that service of summons and complaint or other process or papers may be made by registered or certified mail addressed to the relevant party at the address set forth below. The parties hereto waive any claim that a federal or state court in Los Angeles, California, is an inconvenient or an improper forum.

(i)                                     Severability. If any provision of this agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the term of this agreement, such provisions shall be fully severable, the agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this agreement, and the remaining provisions of this agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal and enforceable.

(j)                                     Legal Counsel. Employee acknowledges that she has been given the opportunity to consult with legal counsel of her own choosing regarding this agreement. Employee understands and agrees that Activision’s General Counsel, or any other attorney or member of management who has discussed any term or condition of this agreement with her, is only acting on behalf of the company and not on behalf of Employee.

(k)                                  Right to Negotiate. Employee hereby acknowledges that she has been given the opportunity to participate in the negotiation of the terms of this agreement.

(l)                                     Services Unique. You recognize that the services being performed by you under this agreement are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages in the event of a breach of this agreement by you (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of your services and the provisions of paragraph 9 of this agreement).

(m)                               Injunctive Relief. In the event of a breach or threatened breach of this agreement, you hereby agree that any remedy at law for any breach or threatened breach of this agreement will be inadequate and, accordingly, each party hereby stipulates that the other is entitled to obtain injunctive relief for any such breaches or threatened breaches. The injunctive relief provided for in this paragraph is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to the applicable party. The parties agree to waive the requirement of posting a bond in connection with a court’s issuance of an injunction.

(n)                                 Remedies Cumulative. The remedies in this paragraph are not exclusive, and the parties shall have the right to pursue any other legal or equitable remedies to enforce the terms of this agreement.

(o)                                 Attorneys’ Fees And Costs. If either party brings an action to enforce, interpret or apply the terms of this agreement or declare its rights under this agreement, the prevailing party in such action, including all appeals, shall receive all of its or her attorneys’ fees (other than in-house attorney fees), experts’ fees, and all of its or her costs, in addition to such other relief as may be granted.

16.                               Notices

All notices which either party is required or may desire to give the other shall be in writing and given either personally or by depositing the same in the United States mail addressed to the party to be given notice as follows:

To Employer:	3100 Ocean Park Boulevard
Santa Monica, California 90405
Attention: General Counsel

To Employee:	15 Lewis Avenue
Dobbs Ferry, NY 10522

Either party may by written notice designate a different address for giving of notices. The date of mailing of any such notices shall be deemed to be the date on which such notice is given. Furthermore, notice of your address shall automatically be deemed given by you to Employer each time that you give Employer’s Human Resources department your updated address in written form.

17.                               Headings

The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this agreement.

If the foregoing accurately reflects our mutual agreement, please sign where indicated.

ACCEPTED AND AGREED TO:

Employer	Employee

By:	By:
George Rose	Robin S. Kaminsky
Senior Vice President, Business
Affairs and General Counsel

Date:	Date: